Exhibit 99.1

P R E S S A N N O U N C E M E N T

Progress Software Announces Third Quarter 2025 Financial Results

Annualized Recurring Revenue ("ARR") of $849 million Grew 47% year-over-year
Revenue of $250 million Grew 40% year-over-year
Raises Full Year Guidance for Revenue, Earnings Per Share, and Cash Flow

BURLINGTON, Mass., September 29, 2025 (GLOBE NEWSWIRE) — Progress Software (Nasdaq: PRGS), the trusted provider of AI-powered digital experience and infrastructure software, today announced financial results for its fiscal third quarter ended August 31, 2025.

Third Quarter 2025 Highlights:

•Revenue of $250 million increased 40% year-over-year on an actual currency basis and 38% on a constant currency basis.
•Annualized Recurring Revenue ("ARR") of $849 million increased 47% year-over-year on a constant currency basis.
•Operating margin was 18% and non-GAAP operating margin was 40%.
•Diluted earnings per share was $0.44 compared to $0.65 in the same quarter last year, a decrease of 32%.
•Non-GAAP diluted earnings per share was $1.50 compared to $1.26 in the same quarter last year, an increase of 19%.

"Our third quarter performance was truly exceptional," said Progress CEO, Yogesh Gupta. "Net retention remains strong at 100%, while ARR continues to grow steadily. Q3 was very solid in terms of revenue, earnings, cash flow, and execution. ShareFile is meaningfully contributing to top and bottom-line results as we successfully passed every major milestone on our integration plan. On the product front, we continue to invest and innovate in AI capabilities, including agentic RAG technology, which we are now embedding across our product portfolio to empower customers to extract more value from their own data using GenAI."

Additional financial highlights included:

	Three Months Ended
	GAAP			Non-GAAP
(in thousands, except percentages and per share amounts)	August 31, 2025	August 31, 2024	% Change	August 31, 2025	August 31, 2024	% Change
Revenue	$249,795	$178,686	40%	$249,795	$178,686	40%
Income from operations	$43,874	$40,349	9%	$99,423	$74,123	34%
Operating margin	18%	23%	(500) bps	40%	41%	(100) bps
Net income	$19,413	$28,464	(32)%	$65,723	$55,216	19%
Diluted earnings per share	$0.44	$0.65	(32)%	$1.50	$1.26	19%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$73,446	$57,658	27%	$74,428	$57,525	29%
				$88,617	$63,149	40%

See Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures, and Select Performance Metrics and a reconciliation of non-GAAP adjustments to Progress’ GAAP financial results at the end of this press release.

Other fiscal third quarter 2025 metrics and recent results included:

•Cash and cash equivalents were $99.0 million at the end of the quarter.
•Days sales outstanding was 55 days compared to 45 days in the fiscal third quarter of 2024 and 53 days in the fiscal second quarter of 2025.
•On September 23, 2025, our Board of Directors increased our share repurchase authorization by $200.0 million to $242.2 million.

Anthony Folger, Progress CFO, said: "Our Q3 results reflect the durability of our revenue streams, cash flow, and earnings, highlighted by continued outperformance in the field, the successful integration of ShareFile, and ongoing expense control company-wide. ARR again grew and net retention remained at 100%. On the balance sheet, we continued to pay down debt aggressively and repurchased another $15 million of shares, while increasing liquidity with a new $1.5 billion revolving credit facility. We’re well positioned to close out FY25 and our positive outlook is reflected in our increased guidance."

2025 Business Outlook

Progress provides the following guidance for the fiscal year ending November 30, 2025 and the fiscal fourth quarter ending November 30, 2025:

	Updated FY 2025 Guidance (September 29, 2025)		Prior FY 2025 Guidance (June 30, 2025)
(in millions, except percentages and per share amounts)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenue	$975 - $981	$975 - $981	$962 - $974	$962 - $974
Diluted earnings per share	$1.38 - $1.45	$5.50 - $5.56	$1.27 - $1.43	$5.28 - $5.40
Operating margin	15%	38% - 39%	15%	38% - 39%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$221 - $231	$232 - $242	$218 - $230	$228 - $240
		$289 - $299		$285 - $296
Effective tax rate	19%	20%	17%	20%

Q4 2025 Guidance
(in millions, except per share amounts)	GAAP	Non-GAAP
Revenue	$250 - $256	$250 - $256
Diluted earnings per share	$0.31 - $0.37	$1.29 - $1.35

Based on current exchange rates, the expected positive currency translation impact on our:

•Fiscal year 2025 business outlook compared to 2024 exchange rates is approximately $4.0 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal year 2025 is approximately $0.03.
•Fiscal Q4 2025 business outlook compared to 2024 exchange rates is approximately $2.5 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal Q4 2025 is approximately $0.01.

To the extent that there are changes in exchange rates versus the current environment and/or our expectations, this may have an impact on Progress' business outlook.

Conference Call

Progress will hold a conference call to review its financial results for the fiscal third quarter of 2025 at 5:00 p.m. ET on Monday, September 29, 2025. Participants must register for the conference call here: https://register-conf.media-server.com/register/BI3c81d17f962244a88dfaf9ee6925ed85. The webcast can be accessed at: https://edge.media-server.com/mmc/p/axecrzfw/. The conference call will include comments followed by questions and answers. Attendees must register for the webcast and an archived version of the conference call and supporting materials will be available on the Progress website within the investor relations section after the live conference call.

About Progress

Progress Software (Nasdaq: PRGS) empowers organizations to achieve transformational success in the face of disruptive change. Our software enables our customers to develop, deploy and manage responsible AI-powered applications and digital experiences with agility and ease. Customers get a trusted provider in Progress, with the products, expertise and vision they need to succeed. Over 4 million developers and technologists at hundreds of thousands of enterprises depend on Progress. Learn more at www.progress.com.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

Investor Contact:	Press Contact:
Michael Micciche	Jeff Young
Progress Software	Progress Software
+1 781 850 8450	+1 781 280 4000
Investor-Relations@progress.com	PR@progress.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	August 31, 2025	August 31, 2024	% Change	August 31, 2025	August 31, 2024	% Change
Revenue:
Software licenses	$63,437	$57,850	10%	$172,677	$175,929	(2)%
Maintenance, SaaS, and professional services	186,358	120,836	54%	552,488	362,519	52%
Total revenue	249,795	178,686	40%	725,165	538,448	35%
Costs of revenue:
Cost of software licenses	2,833	2,700	5%	8,745	7,928	10%
Cost of maintenance, SaaS, and professional services	33,919	20,057	69%	100,567	64,452	56%
Amortization of acquired intangibles	10,784	6,307	71%	31,743	21,564	47%
Total costs of revenue	47,536	29,064	64%	141,055	93,944	50%
Gross profit	202,259	149,622	35%	584,110	444,504	31%
Operating expenses:
Sales and marketing	51,850	37,141	40%	152,823	114,141	34%
Product development	49,432	34,720	42%	142,377	105,143	35%
General and administrative	28,308	20,503	38%	79,568	63,830	25%
Amortization of acquired intangibles	26,415	13,810	91%	78,286	47,515	65%
Cyber vulnerability response expenses, net	659	927	(29)%	2,126	4,950	(57)%
Restructuring expenses	907	308	194%	8,979	3,308	171%
Acquisition-related expenses	814	1,864	(56)%	5,035	3,114	62%
Total operating expenses	158,385	109,273	45%	469,194	342,001	37%
Income from operations	43,874	40,349	9%	114,916	102,503	12%
Other expense, net	(17,668)	(6,070)	191%	(55,544)	(20,489)	171%
Income before income taxes	26,206	34,279	(24)%	59,372	82,014	(28)%
Provision for income taxes	6,793	5,815	17%	11,984	14,723	(19)%
Net income	$19,413	$28,464	(32)%	$47,388	$67,291	(30)%

Earnings per share:
Basic	$0.45	$0.66	(32)%	$1.10	$1.55	(29)%
Diluted	$0.44	$0.65	(32)%	$1.07	$1.52	(30)%
Weighted average shares outstanding:
Basic	42,988	42,872	—%	43,099	43,296	—%
Diluted	43,717	43,711	—%	44,253	44,167	—%

Cash dividends declared per common share	$—	$0.175	(100)%	$—	$0.525	(100)%

Stock-based compensation is included in the condensed consolidated statements of operations, as follows:
Cost of revenue	$1,486	$834	78%	$4,241	$2,732	55%
Sales and marketing	3,275	2,169	51%	9,970	6,939	44%
Product development	4,709	3,199	47%	14,103	10,255	38%
General and administrative	6,500	4,356	49%	19,080	15,085	26%
Total	$15,970	$10,558	51%	$47,394	$35,011	35%

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2025	November 30, 2024
Assets
Current assets:
Cash and cash equivalents	$99,008	$118,077
Accounts receivable, net	151,431	163,575
Unbilled receivables, current portion	35,930	34,672
Other current assets	49,176	52,489
Total current assets	335,545	368,813
Property and equipment, net	13,134	13,746
Goodwill and intangible assets, net	1,928,615	2,015,748
Right-of-use lease assets	27,727	30,894
Unbilled receivables, non-current portion	30,760	28,893
Other assets	85,930	68,872
Total assets	$2,421,711	$2,526,966
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$103,686	$113,801
Convertible senior notes, current portion, net	358,619	—
Operating lease liabilities, current portion	8,788	9,202
Deferred revenue, current portion, net	298,716	332,142
Total current liabilities	769,809	455,145
Long-term debt, net	620,000	730,000
Convertible senior notes, non-current portion, net	440,713	796,267
Operating lease liabilities, non-current portion	22,705	26,259
Deferred revenue, non-current portion, net	82,346	72,270
Other non-current liabilities	8,456	8,237
Stockholders’ equity:
Common stock and additional paid-in capital	372,052	354,592
Retained earnings	105,630	84,196
Total stockholders’ equity	477,682	438,788
Total liabilities and stockholders’ equity	$2,421,711	$2,526,966

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	August 31, 2025	August 31, 2024	August 31, 2025	August 31, 2024
Cash flows from operating activities:
Net income	$19,413	$28,464	$47,388	$67,291
Depreciation and amortization	40,121	23,108	118,898	78,181
Stock-based compensation	15,970	10,558	47,394	35,011
Other non-cash adjustments	(2,363)	(6,128)	(625)	(5,613)
Changes in operating assets and liabilities	305	1,656	(40,666)	16,973
Net cash flows from operating activities	73,446	57,658	172,389	191,843
Capital expenditures	(1,055)	(1,064)	(2,840)	(2,328)
Repurchases of common stock, net of issuances	(11,720)	(9,750)	(49,068)	(69,303)
Dividend equivalent and dividend payments to stockholders	—	(7,692)	(654)	(23,814)
Payments for acquisitions, net of cash acquired	(19,458)	—	(20,653)	—
Proceeds from the issuance of debt, net of payment of issuance costs	(5,961)	—	(5,961)	431,929
Repayment of revolving line of credit and principal payment on term loan	(40,000)	—	(110,000)	(371,250)
Purchase of capped calls	—	—	—	(42,210)
Other	1,750	3,141	(2,282)	(9,112)
Net change in cash and cash equivalents	(2,998)	42,293	(19,069)	105,755
Cash and cash equivalents, beginning of period	102,006	190,420	118,077	126,958
Cash and cash equivalents, end of period	$99,008	$232,713	$99,008	$232,713

RECONCILIATIONS OF GAAP TO NON-GAAP SELECTED FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	August 31, 2025	August 31, 2024	August 31, 2025	August 31, 2024
Adjusted income from operations:
GAAP income from operations	$43,874	$40,349	$114,916	$102,503
Amortization of acquired intangibles	37,199	20,117	110,029	69,079
Stock-based compensation	15,970	10,558	47,394	35,011
Restructuring expenses	907	308	8,979	3,308
Acquisition-related expenses	814	1,864	5,035	3,114
Cyber vulnerability response expenses, net	659	927	2,126	4,950
Non-GAAP income from operations	$99,423	$74,123	$288,479	$217,965

Adjusted net income:
GAAP net income	$19,413	$28,464	$47,388	$67,291
Amortization of acquired intangibles	37,199	20,117	110,029	69,079
Stock-based compensation	15,970	10,558	47,394	35,011
Restructuring expenses	907	308	8,979	3,308
Acquisition-related expenses	814	1,864	5,035	3,114
Cyber vulnerability response expenses, net	659	927	2,126	4,950
Provision for income taxes	(9,239)	(7,022)	(34,484)	(23,710)
Non-GAAP net income	$65,723	$55,216	$186,467	$159,043

Adjusted diluted earnings per share:
GAAP diluted earnings per share	$0.44	$0.65	$1.07	$1.52
Amortization of acquired intangibles	0.85	0.46	2.49	1.56
Stock-based compensation	0.36	0.24	1.07	0.80
Restructuring expenses	0.02	0.01	0.20	0.07
Acquisition-related expenses	0.02	0.04	0.11	0.07
Cyber vulnerability response expenses, net	0.02	0.02	0.05	0.11
Provision for income taxes	(0.21)	(0.16)	(0.78)	(0.53)
Non-GAAP diluted earnings per share	$1.50	$1.26	$4.21	$3.60

Non-GAAP weighted avg shares outstanding - diluted	43,717	43,711	44,253	44,167

OTHER NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Free Cash Flow and Unlevered Free Cash Flow

	Three Months Ended			Nine Months Ended
(in thousands)	August 31, 2025	August 31, 2024	% Change	August 31, 2025	August 31, 2024	% Change
Cash flows from operations	$73,446	$57,658	27%	$172,389	$191,843	(10)%
Purchases of property and equipment	(1,055)	(1,064)	(1)%	(2,840)	(2,328)	22%
Free cash flow	72,391	56,594	28%	169,549	189,515	(11)%
Add back: restructuring payments	2,037	931	119%	15,158	4,287	254%
Adjusted free cash flow	$74,428	$57,525	29%	$184,707	$193,802	(5)%
Add back: tax-effected interest expense	14,189	5,624	152%	43,442	17,105	154%
Unlevered free cash flow	$88,617	$63,149	40%	$228,149	$210,907	8%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2025 GUIDANCE
(Unaudited)

Fiscal Year 2025 Updated Non-GAAP Operating Margin Guidance
	Fiscal Year Ending November 30, 2025
(in millions)	Low	High
GAAP income from operations	$146.9	$151.2
GAAP operating margins	15%	15%
Acquisition-related expense	5.8	5.8
Restructuring expense	10.3	10.3
Stock-based compensation	63.4	63.4
Amortization of acquired intangibles	145.5	145.5
Cyber vulnerability response expenses, net	3.4	3.4
Total adjustments(1)	228.4	228.4
Non-GAAP income from operations	$375.3	$379.6
Non-GAAP operating margin	38%	39%
(1) Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from ShareFile and Nuclia, and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

Fiscal Year 2025 Updated Non-GAAP Earnings per Share and Effective Tax Rate Guidance
	Fiscal Year Ending November 30, 2025
(in millions, except per share data)	Low	High
GAAP net income	$60.8	$64.3
Adjustments (from previous table)	228.4	228.4
Income tax adjustment(2)	(46.5)	(46.5)
Non-GAAP net income	$242.7	$246.2

GAAP diluted earnings per share	$1.38	$1.45
Non-GAAP diluted earnings per share	$5.50	$5.56

Diluted weighted average shares outstanding	44.1	44.3

[2] Tax adjustment is based on a non-GAAP effective tax rate of approximately 20%, calculated as follows:
	Fiscal Year Ending November 30, 2025
	Low	High
Non-GAAP income from operations	$375.3	$379.6
Other (expense) income	(71.8)	(71.8)
Non-GAAP income from continuing operations before income taxes	303.5	307.8
Non-GAAP net income	242.7	246.2
Tax provision	$60.8	$61.6
Non-GAAP tax rate	20%	20%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2025 GUIDANCE
(Unaudited)

Fiscal Year 2025 Adjusted Free Cash Flow and Unlevered Free Cash Flow Guidance
	Fiscal Year Ending November 30, 2025
(in millions)	Low	High
Cash flows from operations (GAAP)	$221	$231
Purchases of property and equipment	(6)	(6)
Add back: restructuring payments	17	17
Adjusted free cash flow (non-GAAP)	232	242
Add back: tax-effected interest expense	57	57
Unlevered free cash flow (non-GAAP)	$289	$299

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q4 2025 GUIDANCE
(Unaudited)

Q4 2025 Non-GAAP Earnings per Share Guidance
	Three Months Ending November 30, 2025
	Low	High
GAAP diluted earnings per share	$0.31	$0.37
Acquisition-related expense	0.02	0.02
Restructuring expense	0.03	0.03
Stock-based compensation	0.36	0.36
Amortization of acquired intangibles	0.81	0.81
Cyber vulnerability response expenses, net	0.03	0.03
Total adjustments(1)	1.25	1.25
Income tax adjustment	(0.27)	(0.27)
Non-GAAP diluted earnings per share	$1.29	$1.35
(1) Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from ShareFile and Nuclia, and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures and Select Performance Metrics

Progress furnishes certain non-GAAP supplemental information to our financial results. We use such non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that excluding the effects of certain GAAP-related items helps to illustrate underlying trends in our business and provides us with a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business. Management also uses such non-GAAP financial measures to establish budgets and operational goals, evaluate performance, and allocate resources. In addition, the compensation of our executives and non-executive employees is based in part on the performance of our business as evaluated by such non-GAAP financial measures. We believe these non-GAAP financial measures enhance investors’ overall understanding of our current financial performance and our prospects for the future by: (i) providing more transparency for certain financial measures, (ii) presenting disclosure that helps investors understand how we plan and measure the performance of our business, (iii) affording a view of our operating results that may be more easily compared to our peer companies, and (iv) enabling investors to consider our operating results on both a GAAP and non-GAAP basis (including following the integration period of our prior acquisitions). However, this non-GAAP information is not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP") and should be considered in conjunction with our GAAP results as the items excluded from the non-GAAP information may have a material impact on Progress’ financial results. A reconciliation of non-GAAP adjustments to Progress' GAAP financial results is included in the tables above.

In the noted fiscal periods, we adjusted for the following items from our GAAP financial results to arrive at our non-GAAP financial measures:

•Amortization of acquired intangibles - We exclude amortization of acquired intangibles because those expenses are unrelated to our core operating performance and the intangible assets acquired vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses acquired. Adjustments include preliminary estimates relating to the valuation of intangible assets from ShareFile and Nuclia. The final amounts will not be available until the Company's internal procedures and reviews are completed.
•Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.
•Restructuring expenses - In all periods presented, we exclude restructuring expenses incurred because those expenses distort trends and are not part of our core operating results. Adjustments include preliminary estimates relating to restructuring expenses from ShareFile. The final amounts will not be available until the Company's internal procedures and reviews are completed.
•Acquisition-related expenses - We exclude acquisition-related expenses in order to provide a more meaningful comparison of the financial results to our historical operations and forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity, and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions.
•Cyber vulnerability response expenses, net - We exclude certain expenses resulting from the MOVEit Vulnerability, as more thoroughly described in our filings with the Securities and Exchange Commission since June 5, 2023. Expenses include costs to investigate and remediate these cyber related matters, as well as legal and other professional services related thereto. Expenses related to such cyber matters are provided net of expected insurance recoveries, although the timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with the enhancement of our cybersecurity program are not included within this adjustment. We expect to continue to incur legal and other professional services expenses in future periods associated with the MOVEit Vulnerability. Expenses related to such cyber matters are expected to result in operating expenses that would not have otherwise been incurred in the normal course of business operations. We believe that excluding these costs facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.
•Provision for income taxes - We adjust our income tax provision by excluding the tax impact of the non-GAAP adjustments discussed above.
•Constant currency - Revenue from our international operations has historically represented a substantial portion of our total revenue. As a result, our revenue results have been impacted, and we expect will continue to be impacted, by fluctuations in foreign currency exchange rates. As exchange rates are an important factor in understanding period-to-period comparisons, we present revenue growth rates on a constant currency basis, which helps improve the understanding of our revenue results and our performance in comparison to prior periods. The constant currency information presented is calculated by translating current period results using prior period weighted average foreign currency exchange rates.

In the noted fiscal periods, we also present the following liquidity measures:

•Adjusted free cash flow ("AFCF") and unlevered free cash flow ("Unlevered FCF") - AFCF is equal to cash flows from operating activities less purchases of property and equipment, plus restructuring payments. Unlevered FCF is AFCF plus tax-effected interest expense on outstanding debt.

In the noted fiscal periods, we also present the following select performance metrics:

•Annualized Recurring Revenue ("ARR") - We disclose ARR as a performance metric to help investors better understand and assess the performance of our business because our mix of revenue generated from recurring sources currently represents the substantial majority of our revenues and is expected to continue in the future. We define ARR as the annualized revenue of all active and contractually binding term-based contracts from all customers at a point in time. ARR includes revenue from maintenance, software upgrade rights, public cloud, and on-premises subscription-based transactions and managed services. ARR mitigates fluctuations in revenue due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. We use ARR to understand customer trends and the overall health of our business, helping us to formulate strategic business decisions.

We calculate the annualized value of annual and multi-year contracts, and contracts with terms less than one year, by dividing the total contract value of each contract by the number of months in the term and then multiplying by 12. Annualizing contracts with terms less than one-year results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period. We generally do not sell non-SaaS-based contracts with a term of less than one year unless a customer is purchasing additional licenses under an existing annual or multi-year contract. The expectation is that at the time of renewal, such contracts with a term less than one year will renew with the same term as the existing contracts being renewed, such that both contracts are co-termed. Historically, such contracts with a term of less than one year renew at rates equal to or better than annual or multi-year contracts.

For SaaS-based contracts, there is a meaningful percentage of monthly auto-renewing contracts for which annualizing the contracts results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period.

Revenue from term-based license and on-premises subscription arrangements include a portion of the arrangement consideration that is allocated to the software license that is recognized up-front at the point in time control is transferred under ASC 606 revenue recognition principles. ARR for these arrangements is calculated as described above. The expectation is that the total contract value, inclusive of revenue recognized as software license, will be renewed at the end of the contract term.

The calculation is done at constant currency using the current year budgeted exchange rates for all periods presented.

ARR is not defined in GAAP and is not derived from a GAAP measure. Rather, ARR generally aligns to billings (as opposed to GAAP revenue which aligns to the transfer of control of each performance obligation). ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

•Net Retention Rate ("NRR") - We calculate net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end ("Prior Period ARR"). We then calculate the ARR from these same customers as of the current period end ("Current Period ARR"). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net retention rate. Net retention rate is not calculated in accordance with GAAP and is not derived from a GAAP measure.

Note Regarding Forward-Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "should," "expect," "intend," "plan," "target," "anticipate" and "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements regarding Progress' business outlook (including future acquisition activity) and financial guidance. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, without limitation: (i) economic, geopolitical and market conditions can adversely affect our business, results of operations and financial condition, including our revenue growth and profitability, which in turn could adversely affect our stock price; (ii) our international sales and operations subject us to additional risks that can adversely affect our operating results, including risks relating to foreign currency gains and losses; (iii) we may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, fluctuations in currency exchange rates, or a decline in our renewal rates for contracts; (iv) if the security measures for our software, services, other offerings or our internal information technology infrastructure are compromised or subject to a successful cyber-attack, or if our software offerings contain significant coding or configuration errors or zero-day vulnerabilities, we may experience reputational harm, legal claims and financial exposure; and the results of inquiries, investigations and legal claims regarding the MOVEit Vulnerability remain uncertain, while the ultimate resolution of these matters could result in losses that may be material to our financial results for a particular period; (v) future acquisitions may not be successful or may involve unanticipated costs or other integration issues that could disrupt our existing operations; and (vi) expected synergies and benefits of the ShareFile acquisition may not be realized which could negatively impact our future results of operations and financial condition. For further information regarding risks and uncertainties associated with Progress' business, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended November 30, 2024. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release.